Exhibit 99.3

UNAUDITED PROFORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

On March 26, 2014 (the “Closing Date”), Retrophin Inc. (“Retrophin” or the “Company”) acquired 100% of the outstanding membership interest of Manchester Pharmaceuticals, LLC (“Manchester”). The acquisition was financed with capital raised in the Company’s public offering completed on January 9, 2014 (the “2014 capital raise”) and a $33,000,000 note payable entered into with the Manchester principals upon the Closing Date.

The allocation of the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed, based on their respective fair values, requires extensive use of accounting estimates and judgments. The more significant assumptions included determining the timing of projected revenues, estimating future cash flows, and developing appropriate discount rates. Preliminary estimates have been used, such estimates are subject to change during the measurement period as such estimates, analysis and valuations are finalized.

The following unaudited pro forma combined condensed statement of operations is based on the separate historical statement of operations of Retrophin and Manchester after giving effect to the acquisition and related financing and the assumptions and preliminary pro forma adjustments described in the accompanying notes to the unaudited pro forma combined condensed statement of operations. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2013 is presented as if the acquisition had occurred on January 1, 2013 and combines the historical results of Retrophin and Manchester for year ended December 31, 2013. The historical financial results have been adjusted to give effect to pro forma events that are i) directly attributable to the acquisition, ii) factually supportable, and iii) expected to have a continuing impact on the combined results of the companies.

The unaudited pro forma combined condensed statement of operations is provided for informational purposes only. The unaudited pro forma combined condensed statement of operations is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the acquisition been completed as of the dates indicated or that may be achieved in the future and should not be taken as representative of future consolidated results of operations or financial condition of the Company. Furthermore, no effect has been given in the unaudited pro forma combined condensed statement of operations for synergistic benefits and potential cost savings, if any, that may be realized through the combination of the two companies or the costs that may be incurred in integrating their operations.

The unaudited pro forma combined condensed statement of operations should be read together with the accompanying notes to the unaudited pro forma combined condensed statement of operations, the historical consolidated financial statements of Retrophin and accompanying notes included in the Retrophin Annual Report on Form 10-K for the year ended December 31, 2013, the historical consolidated financial statements of Retrophin and accompanying notes included in the Retrophin Quarterly Report on Form 10Q for the period ended March 31, 2014 and the historical financial statements of Manchester and accompanying notes for the year ended December 31, 2013, included in Exhibit 99.3 to this Current Report on Form 8-K/A. The financial information included in the unaudited pro forma combined condensed financial statements is prepared in accordance with accounting principles generally accepted in the United States of America.

RETROPHIN, INC. AND SUBSIDIARIES
PROFORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2013
(Unaudited)

	Manchester Pharmaceuticals		Proforma Adjustment		Proforma
	LLC	Retrophin, Inc.	ref		Combined

Net product sales	$4,393,822	$-			$4,393,822

Operating expenses:
Cost of goods sold	438,898	-			438,898
Research and development	100,000	7,084,009			7,184,009
Selling, general and administrative	397,577	16,888,064	(a)	4,675,929	21,961,570

Total operating expenses	936,475	23,972,073			29,584,477

Operating loss	3,457,347	(23,972,073)			(25,190,655)

Other income (expenses):
Interest income (expense), net	57	(50,217)	(b)	1,717,028	1,666,868
Realized gain on sale of marketable securities, net	-	374,482			374,482
Change in fair value of derivative instruments	-	(10,099,926)			(10,099,926)
Total other expense, net	57	(9,775,661)			(8,058,576)

Loss before provision for income taxes	3,457,404	(33,747,734)			(33,249,231)

Income tax expense	-	(75,775)			(75,775)

Net (income) loss	$3,457,404	$(33,823,509)			$(33,325,006)

Net loss per common share, basic and diluted	$-	$(2.38)			$(1.89)

Weighted average common shares outstanding, basic and diluted	-	14,205,264	(c)	3,429,412	17,634,676

Note 1 – Basis of Pro Forma Presentation

On March 26, 2014 (the “Closing Date”), the Company acquired 100% of the outstanding membership interests of Manchester Pharmaceuticals, LLC (“Manchester”). Under the terms of the agreement, the Company paid $29.5 million upon consummation of the transaction, of which $3.2 million was paid by Retrophin Therapeutics International LLC, a newly formed indirect wholly owned subsidiary, for rights of product sales outside of the United States. The Company entered into a noninterest-bearing promissory note with Manchester principals for $33 million which was discounted to $31.3 million to be paid in three equal installments of $11 million within three, six, and nine months after closing. In addition, the Company agreed to make contractual payments to the former members of Manchester based on 10% of net sales of the products Chenodal and Vecamyl. Additional contingent payments will be made based on 5% of net sales from new products derived from the existing products. Contingent consideration will be revalued at each reporting period and any change in valuation will be recorded in the Company’s statement of operations.

The acquisition was accounted for under the purchase method of accounting in accordance with ASC 805, with the excess purchase price over the fair market value of the assets acquired and liabilities assumed allocated to goodwill. Based on the preliminary purchase price allocation, the purchase price of $73.23 million has resulted in goodwill of $1.04 million and is primarily attributed to the synergies expected to arise after the acquisition. The $1.04 million of goodwill resulting from the acquisition is deductible for income tax purposes.

The fair value of assets acquired and liabilities assumed was based upon a preliminary valuation and the Company’s estimates and assumptions are subject to change within the measurement period. Critical estimates in valuing certain intangible assets include but are not limited to future expected cash flows from customer relationships and developed technology, and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

The purchase included $72 million of intangible assets with definite lives related to product rights, trade names, and customer relationships with values of $71.4 million, $0.2 million, and $0.4 million, respectively. The useful lives related to the acquired product rights, trade names, and customer relationships are expected to be approximately 16, 1 and 10 years, respectively. Under the terms of the agreement, the sellers agreed to indemnify the Company for uncertain tax liabilities, any breach of any representation or warranty the sellers made to the purchaser, failure of the sellers to perform any covenants or obligations made to the purchaser, and third party claims relating to the operation of the Company and events occurring prior to the Closing Date. As of March 31, 2014, the Company has recorded an indemnification asset with a corresponding liability in the amount of $1.5 million related to uncertain tax liabilities.

The purchase price allocation of $73.23 million was as follows:

Amount
Cash paid upon consummation, net	$29,150,000
Secured promissory note	31,282,972
Fair value of contingent consideration	12,800,000
Total purchase price	$73,232,972

Prepaid expenses	115,482
Inventory	350,030
Product rights	71,372,000
Trade names	175,000
Customer relationship	403,000
Goodwill	1,036,160
Other asset	1,522,063
Accounts payable and accrued expenses	(218,700)
Other liability	(1,522,063)
Total allocation of purchase price consideration	$73,232,972

Note 2 – Proforma Adjustments

(a)
To reflect the incremental amortization based on the preliminary fair values of the intangible assets acquired. Retrophin engaged a third party valuation specialist to assist management. Based on the preliminary assessment, the acquired intangible asset categories, fair value and average amortization periods are as follows:

	Fair Value	Average Amortization Method/Period	Estimated Annual Amortization Expense
Product Rights	$71,372,000	Straight Line	$4,460,750
Customer Relationships	403,000	Straight Line	40,179
Trade Name	175,000	Straight Line	175,000
Goodwill	1,036,160	Indefinite	-
Total	$72,986,160		$4,675,929

(b)
To reflect the imputed interest expense on the $33 million non-interest bearing note using a discount rate of 11.07%. The discount rate is estimated based on current borrowing rates available to the Company. The rate is determined using the current 1 Year LIBOR Rate of 0.53% plus 10.54%.

(c)
To reflect shares issued in Retrophin Inc.'s 2014 capital raise allocated to cash consideration paid upon consummation of acquisition.  On January 9, 2014, the Company raised $40 million and issued 4,705,882 shares of common stock.